Exhibit 99.1

Encore Boston Harbor to Temporarily Cease Operations Beginning March 15

EVERETT, MA (March 14, 2020) – In consultation with the Massachusetts Gaming Commission, Encore Boston Harbor today announced that it will be closed to the public for two weeks. The gaming areas will close beginning 5:59 a.m. Sunday, March 15. All other non-gaming operations will cease beginning midnight on Sunday.

The Company will pay all full-time employees during this period as it evaluates the impact of the temporary closure.  A limited number of employees and management will remain at the resort to secure, sanitize and maintain the facility.

The health and welfare of our guests and employees has been our primary concern throughout this health crisis. Encore Boston Harbor has been operating in excess of the safety recommendations of the U.S. Centers of Disease Control and Prevention (CDC).

For additional information and updates, please visit www.EncoreBostoninfo.com.

About Encore Boston Harbor
Encore Boston Harbor features 210,000 square-feet of gaming space including more than 3,000 slot machines and 240 table games. Situated on the Mystic River in Everett, MA and connected to Boston Harbor, Encore Boston Harbor also boasts 671 spacious hotel rooms, a spa, salon and fitness center, specialty retail shops, 15 dining and lounge venues and more than 50,000 square feet of ballroom and meeting spaces. The grounds feature a six-acre Harborwalk with pedestrian and bicycle paths that provide access to the waterfront, an event lawn, public art and ornate floral displays. It is the largest private, single-phase development in the history of the Commonwealth of Massachusetts.

The casino offers free self-parking for all guests seven days a week and is proud to be the Official Hotel of the New England Patriots. For more information, visit encorebostonharbor.com or follow Encore Boston Harbor on Instagram, Twitter and Facebook.

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Media Contacts:
Eric Kraus
SVP Communications and Public Affairs
(857) 770-7811
eric.kraus@encorebostonharbor.com

Rosie Salisbury
Director of Public Relations
(857) 770-3621
rosie.salisbury@encorebostonharbor.com